APPLE HOSPITALITY REIT

LISTING OVERVIEW

ENTITY	Apple Hospitality REIT, Inc.
EXCHANGE: TICKER	NYSE: APLE
LISTING DATE	May 18, 2015 (subject to NYSE approval)
CONCURRENT TENDER OFFER	$200 million between $19 and $21 per share; will extend approximately 25 business days following listing
TENDER OFFER FUNDING	Tender offer will be funded through the Company's unsecured credit facility
SHARE BUYBACK PROGRAM	Up to $500 million authorized by Board of Directors funded using unsecured credit facility
PRO FORMA SHARES OUTSTANDING	186 million (no new shares will be issued at listing)
LOCKUP	Listing 100% shares – no phased liquidity; 180 day voluntary lock-up for Management
DIVIDEND	$1.20 per share annually (paid monthly), 6.0% at midpoint of tender, effective with planned June 15, 2015 payment
PRO FORMA ENTERPRISE VALUE	$4.3 billion at the midpoint of anticipated tender range
DEALER MANAGER	Bank of America Merrill Lynch
LISTING ADVISORS	Bank of America Merrill Lynch, Wells Fargo Securities, Citigroup, KeyBanc, Baird
STRATEGIC ADVISOR	Green Street Advisors, Advisory and Consulting Group

Note: Subject to NYSE approval.

APPLE HOSPITALITY REIT

FORWARD LOOKING STATEMENTS

Certain statements made in this presentation are forward looking statements. These forward looking statements include statements regarding our intent, belief or current expectations and are based on various assumptions. These statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward looking statements that we make. Forward looking statements may include, but are not limited to, statements regarding shareholder liquidity and net asset value and potential trading prices. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. Actual results or outcomes may differ materially from those contemplated by the forward looking statement. Further, forward looking statements speak only as of the date they are made, and we undertake no obligation to update or reverse any forward looking statement to reflect changed assumptions, the occurrence of unanticipated events on changes to future operating results, unless requested to do so by law. Factors that might cause such differences include, but are not limited to: our ability to complete the listing of our common shares on the New York Stock Exchange ("NYSE"), our ability to complete the tender offer, changes in market multiples or in actual or estimated financial results, the price at which our common shares may trade on the NYSE, which may be higher or lower than the purchase price in the tender offer; the number of shares acquired in the tender offer, the cost of any indebtedness incurred to fund this offer; the impact of current and future regulation; the effects of competition; our ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control.

This presentation is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Apple Hospitality REIT, Inc. (the "Company" or "Apple Hospitality"). The full details of the planned modified "Dutch Auction" tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase and other related materials, which the Company will publish, send or give to shareholders, and file such materials with the Securities and Exchange Commission ("SEC"). Shareholders are urged to read carefully the offer to purchase and other related materials when they become available because they contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase and other related materials after they are filed by the Company with the SEC at the SEC's website at www.sec.gov and also at the Company's website at www.applehospitalityreit.com.